Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 9, 2014

Simulations Plus Reports Second Quarter FY2014 Financial Results

Company completes 26th consecutive profitable quarter

LANCASTER, CA, April 9, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported financial results for its second quarter of fiscal year 2014 ended February 28, 2014 (2QFY14) and first six months of fiscal year 2014 (6moFY14).

2QFY14 highlights compared with 2QFY13:

•	Net sales were $3.081 million, a decrease of $37,000 or 1.2% from $3.118 million
o	A large renewal order and one study contract, representing approximately $350,000 in aggregate, slipped into the third quarter due to customer timing requests. Both orders have been recognized during the third quarter.
•	Gross profit was $2.589 million, a decrease of $30,000 from $2.619 million
•	SG&A was $1.104 million, an increase of $249,000 or 29.1% from $0.855 million
o	Increased commissions to dealers in Japan and China, increased marketing labor and travel, increased consulting and professional fees, and increases in salaries and wages over 2QFY13
•	R&D expenditures were $714,000, an increase of $146,000 over $568,000 in 2QFY13
o	In 2QFY14, $360,000 was capitalized and $354,000 was expensed
o	In 2QFY13, $320,000 was capitalized and $248,000 was expensed
o	Increases were due to expanded staff, and increases in salaries and stock-based compensation for existing employees
•	Income before taxes was $1.144 million, a decrease of $428,000, or 27.2% from $1.572 million
•	Net income was $810,000, a decrease of $252,000 or 23.7% from $1.062 million
•	Diluted earnings per share decreased 23.1% to $0.050 from $0.065

6moFY14 highlights compared with 6moFY13:

•	Net sales were $5.722 million, an increase of $314,000 or 5.8% from $5.408 million
o	As noted above, a large renewal order and one study contract slipped into the third quarter
•	Gross profit was $4.782 million, an increase of $259,000 or 5.7% from $4.523 million
•	SG&A was $2.175 million, an increase of $389,000 or 21.8% from $1.786 million
o	Increased commissions to dealers in Japan and China, increased marketing labor and travel, increased consulting and professional fees, and increases in salaries and wages over 6moFY13
•	R&D expenditures were $1,250,000, an increase of $240,000, or 23.8% over $1,010,000 in 6moFY13
o	In 6moFY14, $733,000 was capitalized and $516,000 was expensed
o	In 6moFY13, $582,000 was capitalized and $428,000 was expensed
o	Increases were due to expanded staff, and increases in salaries and stock-based compensation for existing employees
•	Income before taxes was $2.136 million, a decrease of $332,000, or 13.4% from $2.468 million
•	Net income was $1,495,000, a decrease of $154,000 or 9.3% from $1,649,000
•	Diluted earnings per share was $0.092, a decrease of $0.0095 per share from $0.101 in 6moFY13

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Mr. John Kneisel, chief financial officer of Simulations Plus, said: “Increased Selling, General and Administrative (SG&A) expenses for 2QFY14 were due to increased commissions on sales to dealers in Asia, increases in salaries and wages, increases in costs related to trade shows and travel, and increases in consulting and professional fees. R&D expenses increased due to expansion of our scientific staff, as we add talent to improve our technological lead and bolster our consultative sales operations. A lower income tax rate for 2QFY14 resulted in a provision for income taxes of $334,000, compared to $511,000 in 2QFY13. In spite of distributing just over $800,000 in dividends during 2QFY14, cash today is nearly $11 million. Shareholders’ equity was $14.431 million at the end of 2QFY14 compared to $14.242 million on August 31, 2013.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “As we announced with our preliminary revenues release on March 5, a customer decided to move a renewal order for a software license to the third quarter to synchronize it with their other licenses, and one study contract was delayed for legal review by another customer, for a total impact of approximately $350,000. Both of those orders have now been received and will, of course, bolster our third quarter. We have released ADMET Predictor™ 7.0, added another Ph.D. to our scientific team, and continue to interview to expand our staff and to seek opportunities to grow the business via acquisition. Our second NCE (new chemical entity) project for COX-2 (cyclooxygenase-2) and COX-1 enzyme targets was another resounding success, with all four molecules that were synthesized hitting both COX-2 and COX-1, and one having the desired attribute of significantly greater potency against COX-2 than COX-1.”

Investor Conference Call:

The Company has announced an investor conference call that will be webcast live at 1:15 PM PDT/4:15 PM EDT today, Wednesday, April 9, 2014, and may be joined by first registering at the following website: https://www2.gotomeeting.com/register/238365410. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (470) 200-0305, and enter access code 237-836-710.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

--Tables follow –

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SIMULATIONS PLUS, INC.

CONDENSED BALANCE SHEETS

at February 28, 2014 (Unaudited) and August 31, 2013 (Audited)

	(Unaudited)	(Audited)
	February 28,	August 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$9,701,417	$10,179,298
Income tax refund receivable/Prepaid	340,312	301,573
Accounts receivable, net of allowance for doubtful accounts of $0	2,690,572	1,910,615
Contracts receivable	135,433	203,913
Prepaid expenses and other current assets	177,544	192,173
Deferred income taxes	248,377	184,258
Total current assets	13,293,655	12,971,830
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $6,185,230 and $5,443,703	3,240,971	2,891,169
Property and equipment, net	112,467	117,987
Intellectual property, net of accumulated amortization of $15,000 and $11,250	60,000	63,750
Other assets	18,445	18,445
Total assets	$16,725,538	$16,063,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$306,723	$146,011
Accrued payroll and other expenses	314,295	311,209
Accrued bonuses to officer	60,000	60,000
Other Current Liabilities	19,859	19,859
Deferred revenue	243,388	89,227
Total current liabilities	944,265	626,306

Long-term liabilities
Deferred income taxes	1,311,594	1,146,389
Other long-term liabilities	38,064	47,993
Total liabilities	2,293,923	1,820,688

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,162,460 and 16,030,894 shares issued and outstanding	4,634	4,502
Additional paid-in capital	4,987,194	4,842,794
Retained earnings	9,439,787	9,395,197

Total shareholders' equity	14,431,615	14,242,493

Total liabilities and shareholders' equity	$16,725,538	$16,063,181

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SIMULATIONS PLUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended February 28,

(Unaudited)

	Three months ended		Six months ended
	2014	2013	2014	2013

Net sales	$3,081,492	$3,118,121	$5,722,492	$5,408,215
Cost of sales	492,199	498,778	940,619	885,648
Gross profit	2,589,293	2,619,343	4,781,873	4,522,567
Operating expenses
Selling, general, and administrative	1,103,547	854,983	2,174,638	1,786,043
Research and development	354,007	247,522	516,123	427,857
Total operating expenses	1,457,554	1,102,505	2,690,761	2,213,900

Income from operations	1,131,739	1,516,838	2,091,112	2,308,667

Other income (expense)
Interest income	7,957	17,074	16,983	30,802
Interest expense	–	–	–	–
Miscellaneous income	–	15,390	–	30,794
Gain on currency exchange	4,428	22,988	28,137	97,642
Total other income (expense)	12,385	55,452	45,120	159,238
Income from continuing operations before provision for income taxes	1,144,124	1,572,290	2,136,232	2,467,905
Provision for income taxes	(334,260)	(510,715)	(641,213)	(819,344)
Net Income	$809,864	$1,061,575	$1,495,019	$1,648,561

Earnings per share
Basic	$0.05	$0.07	$0.09	$0.10
Diluted	$0.05	$0.06	$0.09	$0.10

Weighted-average common shares outstanding
Basic	16,107,327	16,004,397	16,078,173	15,965,890
Diluted	16,356,544	16,336,353	16,319,902	16,305,235

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